EXHIBIT 10.1

AUFHEBUNGSVEREINBARUNG
SEPARATION AGREEMENT

Zwischen	Between

Entrust GmbH	Entrust GmbH
Munich Airport Center	Munich Airport Center
Terminalstraße Mitte 18	Terminalstraße Mitte 18
85356 München	85356 München

- „Gesellschaft” -	- “Company” -

Und	and

Hans Ydema	Hans Ydema
Buchenstrasse 20	Buchenstrasse 20
84079 Bruckberg	84079 Bruckberg
Germany	Germany

- „Geschäftsführer” -	-”Managing Director”-

wird folgende Vereinbarung geschlossen:	the following Agreement is made :

1. Die Parteien sind sich darüber einig, dass ihr Anstellungsverhältnis zum 30. November 2007 [nachfolgend „Beendigungsdatum”] endet.	1. The parties agree that their managing director service agreement shall end effective as of November 30, 2007 [hereinafter the “Termination Date”].

2. Der Geschäftsführer wird bis	2. The Managing Director shall be

zum Beendigungsdatum widerruflich von der Pflicht zur Arbeitsleistung freigestellt. Er ist verpflichtet, der Gesellschaft insbesondere für Abwicklungstätigkeiten, einer Geschäftsübergabe und eventuelle Rückfragen zur Verfügung zu stehen. Der Geschäftsführer ist ab sofort nicht mehr berechtigt, die Gesellschaft im Verhältnis zu Dritten zu vertreten.

on revocable garden leave until the Termination Date. He is particularly obliged to be available to the Company for the hand-over of his projects and potential questions during the revocable garden leave. Effective immediately, the Managing Director shall no longer have the authority to represent the Company.

Seinen Urlaub für 2006 und 2007 nimmt der Geschäftsführer ab dem 1. April 2007 an zusammenhängenden Tagen.	The Managing Director shall take his 2006 and 2007 vacation starting on April 1, 2007 on consecutive days.

3. Bis zum Beendigungsdatum erhält der Geschäftsführer folgende Leistungen:	3. Until the Termination Date, the Managing Director shall receive the following compensation:

(a) vertragliche Grundvergütung in Höhe von EUR 14.583,00 brutto pro Monat.	(a) contractual base salary in the amount of EUR 14,583.00 gross per month;

(b) monatliche Dienstwagenpauschale in Höhe von EUR 1278.23 brutto pro Monat.	(b) monthly Car Allowance in the amount of EUR 1278.23 gross per month;

(c) ausstehenden Provision in Höhe von EUR 5,926.52 brutto.	(c) outstanding commission in the amount of EUR 5,926.52 gross;

(d) Provisionen, die nach Maßgabe des Managing Director’s 2007 Sales Compensation Plan fällig würden, sofern der Managing	(d) commissions that would have accrued under the terms of Managing Director’s 2007 Sales Compensation Plan had the Managing Director remained

Director bis zum 31. März 2007 aktiv bei der Gesellschaft tätig wäre sofern (i) es sich um Provisionen für Verkäufe der Produkte und Services der Gesellschaft an Santander und Telephonica durch SIA handelt, die vor dem 31. März 2007 abgeschlossen werden und (ii) der Geschäftsführer den Abschluss dieser Geschäfte aktiv gemäß der Anleitung durch die Gesellschaft unterstützt.

actively engaged through to March 31, 2007 subject to the following conditions: (i) such commissions are in respect of sales of the Company’s products and services that close on or prior to March 31, 2007 to Santander and Telephonica, through SIA and (ii) Managing Director remains actively engaged in assisting the Company closing such sales as directed by the Company;

(e)    alle Spesenkosten, die dem Geschäftsführer im Zusammenhang mit den Tätigkeiten entstehen, sofern diese (i) im Einklang mit den Spesenrichtlinien der Gesellschaft stehen und (ii) im Einklang mit den Reisekostenrichtlinien bis spätestens 1. April 2007 geltend gemacht wurden.

(e)    any expenses incurred in connection with the Company’s business, provided that (i) such expenses were incurred in accordance with the Company’s expense policies and (ii) submitted by means of the expense form by April 1, 2007.

Weitere Vergütungsansprüche stehen dem Geschäftsführer nicht zu.	The Managing Director shall have not further compensation claims vis-à-vis the Company.

4.      Der Geschäftsführer gibt alle der Gesellschaft oder einem mit ihr verbundenen Unternehmen zustehenden Gegenstände unverzüglich, spätestens jedoch zum Beendigungsdatum an die Gesellschaft zurück. Hierzu gehören insbesondere:

4.      The Managing Director shall return all items pertaining to the Company or any of its affiliates immediately but under no circumstances later than the termination date. Items to return are, in particular:

• Laptop, Handy, Blackberry,	• Laptop, Cell Phone, Blackberry,

• Kreditkarten,	• Credit Cards,

• Zugangskarten,	• Entry Cards,

• Kundenlisten.	• Customer Lists,

Etwaige an den Geschäftsführer gezahlte Vorschüsse sind zurückzuzahlen.	Any advance payments made to the Managing Director are to be paid back to the Company.

5.      Die Gesellschaft wird einer anderweitigen Tätigkeit des Geschäftsführers während der Freistellung zustimmen, sofern er diese vor Dienstantritt meldet und die Tätigkeit nicht direkt oder indirekt im Wettbewerb zu den Tätigkeiten der Gesellschaft oder mit der Gesellschaft verbundnen Gesellschaften steht.

5.      The Company shall allow the Managing Director to accept alternative employment during the garden leave if the Managing Director informs the Company before commencing such employment and if such employment does not directly or indirectly result in a competition with the Company or its affiliates.

6. Die Gesellschaft erteilt dem Geschäftsführer ein wohlwollendes, qualifiziertes Zeugnis.	6. The Company shall provide the Managing Director with a favourable, qualified reference.

7.      Der Geschäftsführer ist auch über das Beendigungsdatum hinaus verpflichtet, alle ihm anvertrauten oder sonst bekannt gewordenen geschäftlichen, betrieblichen, technischen oder sonstigen Informationen, die sich auf die Gesellschaft oder verbundene Gesellschaften beziehen und vertraulichen Charakter haben, Dritten nicht zu offenbaren. Er sichert zu, Stillschweigen über den Inhalt

7.      Managing Director is obliged, even after the Termination Date, not to disclose to any third party any confidential business, company, technical or other information relating to the Company or its affiliates which has become known to him or with which he was entrusted during the term of his employment. The Managing Director shall keep confidential the contents of this Agreement dieser Vereinbarung gegenüber jedermann zu wahren, es sei denn, dass er gesetzlich zur Auskunft verpflichtet oder die Auskunft aus steuerlichen oder sozialversicherungsrechtlichen Gründen erforderlich ist.

unless he is obliged by statutory laws to divulge such information or the information is required for tax or social security purposes.

8.      Der Geschäftsführer wird keine Informationen oder Vorgänge offen legen, preisgeben und verwenden oder dies veranlassen oder Dritte bei diesen Aktivitäten unterstützen, wenn dies den Interessen der Gesellschaft oder verbundener Gesellschaften zuwider läuft oder ihnen Schaden zufügt. Gleiches gilt für die Interessen der Mitarbeiter und Organe der Gesellschaft. Der Geschäftsführer wird keine öffentlichen Bekanntmachungen über die Gesellschaft, deren Geschäft oder deren Richtlinien abgeben ohne zuvor die Genehmigung der Gesellschaft eingeholt zu haben. Der Geschäftsführer wird die Gesellschaft oder verbundene Gesellschaften in keiner Weise öffentlich herabsetzen.

8.      The Managing Director agrees not to reveal, disclose, use, or to cause to be revealed, disclosed, or used, or to assist in the revelation, disclosure or use of, any such information or material, or any other matter with respect to the Company and its affiliates, which is injurious or harmful to any of the Company’s interests, or the interest of any of its employees, officers or directors. Specifically. The Managing Director shall issue no public statement on the business affairs, policies or the like of the Company without the prior written consent of the Company. Without limiting the foregoing, the Managing Director shall not disparage the Company or its affiliates in any respect.

9. Dem Geschäftsführer ist bekannt, dass die Gesellschaft keine verbindlichen Auskünfte über sozialversicherungsrechtliche	9. The Managing Director is aware that the Company is not competent to give binding information about the legal consequences of this Agreement

oder steuerrechtliche Konsequenzen dieser Vereinbarung geben kann, sondern die zuständigen Behörden hierzu berufen und verpflichtet sind.	under social or tax law, but that the appropriate authorities are competent and obliged to give such information.

10.    Mit dieser Vereinbarung möchten die Parteien ihre gesamten Rechtsbeziehungen regeln. Sie sind sich darüber einig, dass mit Ausnahme der vorgenannten Ansprüche wechselseitig aus und im Zusammenhang mit dem Anstellungsverhältnis und seiner Beendigung keine weiteren Ansprüche mehr bestehen, gleich aus welchem Rechtsgrund, ob bekannt oder unbekannt und unabhängig vom Zeitpunkt des Entstehens. Der Geschäftsführer erklärt, dass er auch gegenüber mit der Gesellschaft verbunden Gesellschaften keine weiteren Ansprüche hat. Hiervon ausgenommen sind unverzichtbare Rechte.

10.    With this Agreement, the Parties intend to regulate their entire legal relationship. The parties agree that, with the exception of the above-mentioned claims, neither party hereto shall have any further rights or claims against the other party resulting from and in connection with the employment relationship and its termination, be they known or unknown, of whatever kind and irrespective of the date on which they originate. The Managing Director confirms not to have any claims against affiliated companies. Non-forfeitable rights are not included in this release.

Der Geschäftsführer erklärt, auch gegenüber mit der Gesellschaft verbundenen Gesellschaften keine weiteren Ansprüche zu haben, sofern diese Gesellschaften nicht ausdrücklich anderweitige Regelungen mit Ihm vereinbaren.

The Managing Director acknowledges not to having any entitlements vis-à-vis companies associated with the Company, unless these companies explicitly agree with him otherwise.

11. Im Zweifelsfall hat die deutsche Fassung Vorrang.	11. In case of doubt, the German version shall prevail.

Geschäftsführer/ Managing Director		Gesellschaft/Company
by:

Ort, Datum: 1 March 2007		Place, Date: 1 March 2007

Unterschrift:	/s/ Hans Ydema	Signature:	/s/ F. W. Conner
Name:	Hans Ydema	Name:	F. W. Conner
Titel:		Title:	CEO